EXHIBIT 21


                   BAIRNCO CORPORATION AND SUBSIDIARIES

                        Subsidiaries of Registrant
                           as of March 22, 1995


                            Percentage       State/Country of
                            Ownership          Incorporation


Arlon, Inc.                     100%           Delaware
KASCO Corporation               100%           Delaware
Shielding Systems Corporation   100%           Delaware
Bertram & Graf Gmbh(1)          100%           Germany
Invabond Ltd.(1)                100%           Ireland
Atlantic Service Co. Ltd.(1)    100%           Canada
Atlantic Service Co.(UK)Ltd.(1)  98.9%         United Kingdom
EuroKasco S.A. (1)              100%           France
Arlon Europe N.V. (1)           100%           Belgium





(1) Indirect wholly-owned subsidiary of Bairnco Corporation.